Exhibit 23.2

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-275218) on Form S-1, (Nos. 333-282681, 333-291173, and 333-286742) on Form S-3, (No. 333-271566) on Form S-4, and (No. 333-289096) on Form S-8 of our report dated March 31, 2025, with respect to the consolidated financial statements of Spectral AI, Inc. and subsidiaries.

Dallas, Texas
March 24, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.